Exhibit 5.1

December 18, 2007

StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, Pennsylvania 19007

Ladies and Gentlemen:

We have acted as counsel to StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of up to 3,195,203 common units (including an option for up to 545,203 additional common units to cover over-allotments) representing limited partner interests of the Partnership (the “Primary Units”) and by certain selling unitholders (the “Selling Unitholders”) of 984,691 common units representing limited partner interests of the Partnership (the “Secondary Units”) pursuant to a purchase agreement dated December 17, 2007 (the “Purchase Agreement”), among the Partnership, StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), StoneMor Operating LLC, a Delaware limited liability company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the several underwriters named therein (the “Underwriters”) and the Selling Unitholders (the “Purchase Agreement”). We refer to the registration statement on Form S-3 (Registration No. 333-144453) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on July 10, 2007. A prospectus supplement dated December 10, 2007 (the “Prospectus Supplement”), which together with the base prospectus filed with the Registration Statement shall constitute part of the prospectus (the “Prospectus”), has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, including the Prospectus Supplement, (iii) the certificate of limited partnership of the Partnership, (iv) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 20, 2004 (the “First Amended and Restated Partnership Agreement”), (v) Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 27, 2007 (“Amendment No. 1”), (vi) Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 13, 2007 (“Amendment No.

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2,” and together with the First Amended and Restated Partnership Agreement and Amendment No. 1, the “Partnership Agreement”), (vii) resolutions of the board of directors of the General Partner, (viii) the Purchase Agreement and (ix) such other certificates, statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i)	The Primary Units, when issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware LP Act and as described in the Prospectus.

(ii)	The Secondary Units are validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable, except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware LP Act and as described in the Prospectus.

The opinions expressed herein are qualified in the following respects:

a.	We have assumed that (1) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (2) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

b.	The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

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c.	The Purchase Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Purchase Agreement.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus (including the Prospectus Supplement). By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/	Vinson & Elkins L.L.P.